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                                                                    Exhibit 10.8

                              CONSULTING AGREEMENT


     THIS AGREEMENT is made as of March 1, 2002, by and among William R. Holland ("Holland"), Goodrich Corporation, a New York corporation ("Goodrich"), and EnPro Industries, Inc., a North Carolina corporation ("EnPro" and with Goodrich, the "Companies").

                                   WITNESSETH:

     WHEREAS, Goodrich has announced its intention to spin-off its Engineered Industrial Products business unit that would result in Goodrich becoming two independent companies, Goodrich and EnPro;

     WHEREAS, Goodrich, as EnPro's sole shareholder, and EnPro are desirous that Holland serve initially as a consultant to Goodrich in connection with the spin-off and then as a director and non-executive Chairman of the Board of the Board of Directors of EnPro; and

     WHEREAS, Holland, who is also a director of the board of Directors of Goodrich, is desirous of serving as a consultant and then as a director and non-executive Chairman of the Board of the Board of Directors of EnPro,

     NOW THEREFORE, in consideration of the above-stated premises and mutual promises and covenants hereinafter contained it is agreed as follows:


     1.   ANTICIPATED ELECTION TO POSITION OF DIRECTOR AND NON-EXECUTIVE
          CHAIRMAN

          Goodrich, as sole shareholder of EnPro, has requested that Holland serve as a consultant and then as a director of EnPro and to serve as the Non-Executive Chairman of the Board of Directors of EnPro. Holland has agreed to do so, and accordingly it is expected that the Board of Directors of EnPro will elect Holland to the position of Non-Executive Chairman of the Board of Directors of EnPro. The Companies anticipate that Holland will serve in these positions for the foreseeable future.


     2.   RESPONSIBILITIES

          The responsibilities ("Responsibilities") of Holland under this Agreement are broken into two components as described below in this
          Section 2. The responsibilities of Holland in serving as a consultant to Goodrich prior to the spin-off are as follows:





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          o    Providing advice and counsel in the initial formation and
               composition of an independent Board of Directors of EnPro in connection with the spin-off of EnPro from Goodrich (the "Spin-off");

          o Assisting in the selection and development of a senior management team, including assisting the chief executive officer of EnPro in developing his skills as the leader of an independent public company;

          o    Providing advice relating to the corporate governance of EnPro;

          The responsibilities of Holland in serving as the Non-Executive Chairman of EnPro are as follows:

          o Serving as a director and chairman of and presiding over the meetings of the Board of Directors of EnPro, presiding over the meetings of the shareholders of EnPro, and serving as chairman of and presiding over the meetings of any Executive Committee or similar committee of the Board of Directors of EnPro;

          o Providing advice relating to the ongoing corporate governance of EnPro;

          o Participating in communications with financial analysts, the business community and the news media regarding EnPro;

          o Engaging in such other activities as, from time to time, may be requested by the Board of Directors of EnPro and that are consistent with service as a director and Non-Executive Chairman of EnPro;

          o Performing all of the foregoing Responsibilities in a manner consistent with the duties of a director of a North Carolina corporation.

          For the period ending on the completion of the Spin-off, Holland acknowledges that he will owe fiduciary duties to Goodrich, as sole shareholder of EnPro. Following the completion of the Spin-Off, Holland's fiduciary duties will be those of a director of a public company. Holland acknowledges that those duties include, among others, the duty of loyalty and duty of due care, and an ancillary duty of confidentiality. Holland also acknowledges that service as a director of EnPro may prevent him from serving in any capacity with entities that compete with EnPro, and confirms to the Companies that he presently knows of no conflicting interests, agreements or obligations with any other party that would interfere with his performance of the Responsibilities, and is under no contractual or other obligation or prohibition that prohibits his service


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          as a director and Non-Executive Chairman of the Board of Directors of
          EnPro or performing the Responsibilities.

     3.   HOURS AND LOCATION

          Holland will perform the Responsibilities at least in part at EnPro's principal offices (which are temporarily located at Goodrich's principal offices in Charlotte, North Carolina) or at such other locations as EnPro may reasonably request. It is anticipated that Holland will need to be available for at least 16 hours each week to perform the Responsibilities. Holland shall perform the Responsibilities in a manner consistent with his duties as a director of EnPro. To assist Holland in the performance of the Responsibilities, the Companies will provide access to and utilization of the Companies' incidental support services, such as office space and secretarial assistance.

     4.   FEES

          Holland shall be paid the sum of Thirty-six Thousand Dollars ($36,000) per month for the period beginning March 1, 2002 and ending June 30, 2002. Beginning July 1, 2002, Holland shall be paid Fifteen Thousand Dollars ($15,000) per month. The fees referred to above shall be in addition to any compensation or fees to which Holland may be entitled as a director of EnPro. Although the Board of Directors of EnPro shall have the continuing authority to remove Holland from the position of Non-Executive Chairman or from the position of director at any time, EnPro shall nevertheless pay Holland the fees set forth above through April 30, 2003. Holland shall also be reimbursed for reasonable and necessary out-of-pocket travel expenses (including, but not limited to: airfare, hotel, meals, rental car, telephone, and incidental expenses) incurred by him in the performance of the Responsibilities and in traveling to and from the locations at which the Responsibilities are rendered, provided that such expenses are in accordance with the company's standard reimbursement policy for directors regarding such type of expenses in effect at the time they are made (initially, these policies are the same as Goodrich's standard policies for reimbursements to its directors). Invoices for fees and expenses to be reimbursed will be accompanied by supporting documentation in accordance with EnPro's standard policies for directors. Liability for the payment of fees, granting of stock and reimbursement of expenses shall be as set forth in Section 8, below.

     5.   INDEMNIFICATION

          As a director of EnPro, Holland will be entitled to indemnification due to him as a director of EnPro under the applicable provisions of EnPro's charter documents and North Carolina law. Until the completion of the Spin-off, Holland will also be entitled to indemnification from Goodrich to the full extent


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          of the applicable provisions of Goodrich's charter documents and New
          York law. In addition, EnPro shall enter into an Indemnification Agreement with Holland in the form adopted by the Board of Directors of EnPro.

     6.   NATURE OF RELATLONSHIP AND LIMITATION OF AUTHORITY

          It is understood that in the performance of the Responsibilities Holland is acting solely as a director and not as an officer or employee of the Companies. Further, nothing in this Agreement shall be construed or applied to create a relationship of partners, agency, joint venturers or of employer and employee. Holland will have only such authority as he is from time to time granted or delegated in writing by the Companies and accordingly Holland acknowledges that he is not authorized to sign any agreements, contracts or other obligations of EnPro without specific authorization. Holland also understands that the Companies have no obligation to him under State or Federal laws regarding employee liability.

     7.   TAXES

          Holland shall be liable for all taxes applicable to any amounts paid to Holland under this Agreement, and the Companies will neither withhold nor pay any amounts for Federal, State or Municipal income tax, Social Security, Unemployment or Workmen's Compensation. In accordance with current law, the Companies shall annually file with the Internal Revenue Service a Form 1099-MISC., U. S. Information Return for Recipients of Miscellaneous Income, reflecting the gross annual payments by the Companies to Consultant, net of any reimbursed expenses incurred by Holland on behalf of the Companies, pursuant to this Agreement. Holland hereby acknowledges his personal income tax liability for the self-employment tax imposed by Section 1401 of the Internal Code, and the payment, when applicable, of estimated quarterly Internal Revenue Service Form 1040-ES, Declaration of Estimated Tax by Individuals. Upon reasonable request by the Companies, Holland agrees that he will provide evidence of his compliance with the above applicable tax laws in regard to amounts received under this Agreement.

     8.   SEVERAL OBLIGATIONS OF GOODRICH AND ENPRO

          The obligations of the Companies under this Agreement are several and not joint. Goodrich shall be liable for all Fees, expense reimbursements and indemnification obligations relating to Services provided before the completion of the Spin-off. EnPro shall be liable for all Fees, expense reimbursements and indemnification obligations relating to the Services provided on the date of the Spin-off and at all times thereafter.


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     IN WITNESS WHEREOF, the parties have hereunto executed this Agreement as of the date and year first above written.



                               GOODRICH CORPORATION


                               /s/ David L. Burner
                               ------------------------------------------------
                               David L. Burner
                               Chairman and Chief Executive Officer



                               ENPRO INDUSTRIES, INC.


                               /s/ Ernest F. Schaub
                               ------------------------------------------------
                               Ernest F. Schaub
                               President and Chief Executive Officer



                               WILLIAM R. HOLLAND


                               /s/ William R. Holland
                               ------------------------------------------------

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